Exhibit 99.1

Red Robin Gourmet Burgers Announces Intent to Acquire 4 Red Robin Franchised Restaurants

Greenwood Village, CO — (BUSINESS WIRE) —January 17, 2008 — Red Robin Gourmet Burgers, Inc. (Nasdaq: RRGB), the casual dining company that serves up fun, feel-good experiences by offering its guests an imaginative selection of high-quality gourmet burgers and innovative menu items in a family-friendly environment, today announced that it has agreed to acquire the assets of 4 Red Robin franchised restaurants for a total of $8.1 million.  In addition to these four existing restaurant locations, the Company also expects to acquire the development rights to the territories formerly subject to exclusivity provisions in their respective franchise agreements.

Three of these franchised restaurants are located in northern Indiana, and one franchised restaurant is located in South Plainfield, New Jersey.  The total cash purchase price is expected to be approximately $5.8 million for the Indiana locations, and approximately $2.3 million for the New Jersey restaurant. These transactions are subject to purchase price adjustments, and less any assumed indebtedness.

The combined revenue from these four restaurants was $10.7 million in 2007.  The Company currently expects the acquisitions, if completed, to close in the second quarter of 2008.  The Company anticipates funding the purchase through borrowings under its credit facility. The closing of the acquisitions is subject to completion of due diligence satisfactory to the Company, necessary licensing approvals, lease consents and transfers, and negotiating a definitive acquisition agreement, among other customary closing conditions.

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)

Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., serves up wholesome, fun, feel-good experiences in a kid- and family-friendly environment. Red Robin® restaurants are famous for serving more than two dozen insanely delicious, high-quality gourmet burgers in a variety of recipes with Bottomless Steak Fries®, as well as salads, soups, appetizers, entrees, desserts, and signature Mad Mixology® Beverages. There are more than 380 Red Robin® restaurants located across the United States and Canada, including corporate-owned locations and those operating under franchise agreements.

Forward-Looking Statements

Certain information and statements contained in this press release are forward-looking statements.  Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts.  These statements may be identified, without limitation, by the use of forward-looking terminology such as “intent,” “anticipates,”  “expects,” “subject to” or comparable terms or the negative thereof.  All forward-looking statements included in this press release are based on information available to the Company on the date hereof.  Such statements speak only as of the date hereof and we undertake no obligation to update any such statement to reflect events or circumstances arising after the date hereof.  These statements are based on assumptions believed by us to be reasonable, and involve known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the statements.  These risks and uncertainties include, but are not limited to, the following: delays in the due diligence and negotiation process or dissatisfaction with the results of due diligence; delays associated with or failure to obtain governmental and third-party consents; our ability to integrate the acquired restaurants and operate them as expected;  finalization of purchase price and adjustments related to the acquisition of these franchised restaurants; effectiveness of our management strategies and decisions; changes in availability of capital or credit facility borrowings; and other risk factors described from time to time in the Company’s 10-Q and 10-K filings with the SEC.

For further information contact:

Don Duffy

Integrated Corporate Relations

203-682-8200